Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FIRST
QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania.  April 24, 2013 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter ended March 31, 2013.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on May 24, 2013 to shareholders of record at the close of business on May 10, 2013.

The Company reported net income of $422,000 or $.08 per share for the quarter ended March 31, 2013 as compared to net income of $505,000 or $.09 per share for the quarter ended March 31, 2012.  Net interest income decreased $122,000 or 3.4% to $3.5 million and other income decreased $16,000 or 8.3% to $177,000 for the quarter ended March 31, 2013 as compared to the same period in 2012.  Other expenses increased $56,000 or 1.9% to $3.0 million and the provision for loan losses decreased $75,000 to $150,000 for the quarter ended March 31, 2013 as compared to the same period in 2012.  Income tax expense amounted to $77,000 for the quarter ended March 31, 2013 as compared to $113,000 for the same period in 2012.

The decrease in net interest income was due to a $331,000 or 7.4% decrease in interest income   which was partially offset by a decrease of $209,000 or 23.9% in interest expense, substantially all of which was due to a decrease in interest expense on customer deposits. The decrease in other income was primarily due to a lower amount of other fee income.  The increase in other expenses primarily resulted from write-downs on certain real estate owned properties along with increases in advertising and marketing costs and professional fees.  These increases were partially offset by a decrease in loan and real estate owned expense and a lower amount of FDIC deposit insurance premiums.  The decrease in income tax expense was due to a lower level of taxable income.

The Company’s total assets decreased $3.5 million or 0.8% to $457.4 million at March 31, 2013 as compared to $460.9 million at December 31, 2012.  Cash and cash equivalents decreased $2.8 million or 2.5% to $109.5 million and net loans receivable decreased $2.0 million or 0.7% to $276.9 million.  Investment and mortgage-backed securities increased $1.4 million or 3.4% to $43.3 million at March 31, 2013.  Customer deposits decreased $2.5 million or 0.7% to $368.6 million and borrowings decreased $378,000 or 11.6% to $2.9 million at March 31, 2013.  Total stockholders’ equity amounted to $79.7 million or 17.4% of total assets as of March 31, 2013 compared to $80.0 million or 17.4% of total assets at December 31, 2012.

Nonperforming assets decreased $186,000 to $7.5 million or 1.64% of total assets at March 31, 2013 as compared to $7.7 million or 1.67% of total assets at December 31, 2012.  The nonperforming assets at March 31, 2013 included $5.5 million in nonperforming loans and $2.0 million in real estate owned.  The decrease in nonperforming assets was primarily due to a $93,000 decrease in nonperforming loans and a $94,000 decrease in real estate owned as of March 31, 2013.  Overall, nonperforming loans included $2.2 million in single-family residential real estate loans, $3.1 million in commercial real estate loans and $195,000 in student loans, which are fully guaranteed by the U.S. Government.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Interest income	$4,140	$4,471
Interest expense	665	874
Net interest income	3,475	3,597
Provision for loan losses	150	225
Other income	177	193
Other expenses	3,003	2,947
Income before income tax	499	618
Income tax expense	77	113
Net income	$422	$505

Basic earnings per share	$0.08	$0.10

Diluted earnings per share	$0.08	$0.09

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except per share data)

	March 31,	December 31,
	2013	2012
Total assets	$457,401	$460,915
Cash and cash equivalents	109,509	112,305
Investment and mortgage-backed securities	43,292	41,849
Loans receivable - net	276,925	278,876
Deposits	368,565	371,037
Borrowings	2,883	3,261
Total stockholders' equity	79,696	80,002

Number of shares outstanding	5,154	5,202

Book value per share	$15.46	$15.38